For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS THIRD QUARTER 2021 RESULTS
DECLARES QUARTERLY CASH DIVIDEND OF $0.1025 PER SHARE

FITZGERALD, GA. (October 21, 2021) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $5.6 million, or $0.45 per diluted share, for the quarter ended September 30, 2021, compared with $3.1 million, or $0.33 per diluted share, for the quarter ended September 30, 2020. The Company reported operating net income of $7.1 million, or $0.57 per diluted share, for the quarter ended September 30, 2021, compared with $3.7 million, or $0.39 per diluted share, for the same period in 2020. Operating net income for quarter ended September 30, 2021 and 2020 excludes pre-tax acquisition related expenses, and the net income tax benefit for these adjustments (See Reconciliation of Non-GAAP Measures).

For the nine months ended September 30, 2021, the Company reported net income of $14.5 million, or $1.39 per diluted share, compared to $6.9 million, or $0.73 per diluted share, for the same period in 2020. The Company reported operating net income of $16.7 million, or $1.60 adjusted earnings per diluted share, for the nine months ended September 30, 2021, compared to $7.9 million, or $0.84 adjusted earnings per diluted share, for the same period in 2020 (See Reconciliation of Non-GAAP Measures).

Third Quarter 2021 Financial Highlights:

•Net income was $5.6 million, or $0.45 per diluted share, compared to $3.1 million, or $0.33 per diluted share, for the third quarter of 2020.
•Operating net income of $7.1 million, or $0.57 per diluted share (see Reconciliation of Non-GAAP Measures).
•$150,000 in provision for loan losses was recorded in third quarter of 2021, a decrease of $956,000, or 86%, compared to the third quarter of 2020.
•Mortgage production was $89.4 million, with $21.2 million in refinances, and $68.1 million in purchases.
•Small Business Specialty Lending (“SBSL”) closed $26.1 million in Small Business Administration (“SBA”) loans and sold $12.9 million in SBA loans.
•Total borrowings at September 30, 2021 totaled $88.9 million, a decrease of $120.4 million, or 57.5%, compared to the same period in 2020.

The Company also announced that on October 21, 2021, the Board of Directors declared a quarterly cash dividend of $0.1025 per share, to be paid on its common stock on November 17, 2021, to shareholders of record as of the close of business on November 3, 2021. Outstanding shares as of October 20, 2021 were 13,674,198.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “As the economy continues to open, Colony’s results remain strong and demonstrate solid growth despite the dampening effect of the Delta variant and supply chain disruptions. I am pleased to report solid earnings growth for the third quarter of 2021 compared to the same period last year. Diluted earnings per share increased 36% for the third quarter to $0.45 per diluted share, despite significantly higher acquisition related expenses associated with successfully completing the acquisition of SouthCrest Financial Group, Inc (SouthCrest”). Our continued efforts to diversify our revenue streams resulted in non-interest income growth of 25% year-over-year with mortgage fee income increasing 19% as a result of continued low interest rates, consumer demand and the dedication and hard work of our associates. Diluted earnings per share increased on a sequential quarter basis as well. Additionally, adjusted earnings increased for the year-over-year period to $0.57 from $0.39, and increased 16% from the prior quarter.

“We have continued to be very busy at Colony and have made important investments during the quarter, including strategic and add-on acquisitions that will drive our Company’s future prospects and position it to grow and prosper. During the quarter, we successfully closed the acquisitions of SouthCrest and formed Colony Insurance in conjunction with acquiring The Barnes Agency and related tuck-in acquisitions. Management and our Board of Directors continue to analyze utilizing our balance sheet for synergistic opportunities and becoming a more efficient organization. Increasing non-interest income has been of paramount importance to us and we believe will continue to grow with the addition of new customers and cross-selling of our range of product lines.

“Credit metrics in our balance sheet continued to be strong. We took a $150,000 provision for loan and lease losses, a substantial decrease from $1.1 million in the same period last year. Core loan growth increased 7% with total loans increasing 19% versus the same period last year, and deposits increased 52% to $2.2 billion over the same period, primarily due to the acquisition of SouthCrest. Average interest earning assets increased $442.8 million, or 25% from the quarter ended September 30, 2020, while total assets increased to $2.5 billion. Average interest-bearing deposits increased $400.8 million year-over-year with most of the increase in lower-yielding demand and savings accounts.

“Net interest income increased 29% year over year as a result of increases in average interest earning assets and lower costs of interest bearing liabilities. Demand and savings deposits rate was down six basis points to 0.11% and total average deposits cost this quarter decreased 23 basis points to 0.19% from the same period last year. Despite operating in a highly competitive market, I am pleased to report our net interest margin increased to 3.48% from 3.34% year over year.

“Noninterest income saw very strong growth, increasing 25% year over year, with mortgage fee income increasing to $3.1 million in the current quarter compared to $2.6 million in the third quarter of 2020. The increase in noninterest income was offset by increases in noninterest expense, such as salaries and employee benefits, information technology expenses as well as elevated acquisition related expenses and professional fees.

“Our allowance for loan and lease losses now represents 0.98% of total loans outstanding, a decrease from 1.00% in the year-earlier quarter and 1.26% on a sequential-quarter basis. Total nonperforming assets decreased to 0.52% of total assets from 0.67% in the year-earlier quarter and from 0.54% on a sequential-quarter basis.

In closing, Fountain added, “This is a very exciting time for all of us at Colony. As the largest community bank in Georgia and the continued execution of our strategic priorities, we see substantial opportunities to leverage our best-in-class products and services, and deliver enhanced shareholder value for years to come. The team has done a remarkable job, and I couldn't be prouder of how they stepped up to support our clients and new customers to deliver another quarter of outstanding results.”

Balance Sheet

•Total assets were $2.5 billion at September 30, 2021, an increase of $753.1 million, or 42.8%, compared to the same period in 2020. The increase was primarily related to acquisition of SouthCrest.
•Total loans, including loans held for sale, totaled $1.34 billion at September 30, 2021, an increase of $235.0 million, or 20.3% from the same period in 2020. Legacy loan growth was up $60.4 million or 6.9% compared to the same period in 2020. The increase in loans was a primarily a result of the acquisition of SouthCrest offset by the forgiveness of loans under the Paycheck Protection Program.
•Deposits totaled $2.20 billion at September 30, 2021, an increase of $778.7 million, or 55.0%, compared to the same period in 2020. The increase was in all types of deposits and was primarily the result of the acquisition of SouthCrest.
•Total borrowings at September 30, 2021 totaled $88.6 million, a decrease of $120.6 million, or 57.6%, compared to the same period in 2020.

Capital

•Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.”
•Preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 8.45%, 12.09%, 12.91%, and 10.60%, respectively at September 30, 2021.

Third Quarter Results of Operations

•Net interest income, on a tax-equivalent basis, for the third quarter of 2021 totaled $18.0 million, compared to $13.9 million for the third quarter 2020. The increase during the quarter is primarily attributable to loan fee income recognized on Paycheck Protection Program (“PPP”) loans forgiven and a decrease in the cost of interest-bearing liabilities.
•Net interest margin decreased 20 basis points over the sequential quarter primarily driven by a decrease in deferred fee income recognized on PPP loans. During the quarter ended September 30, 2021, PPP loans totaling approximately $44.6 million were forgiven through the SBA.
•Noninterest income totaled $9.4 million for the third quarter ended September 30, 2021, an increase of $1.9 million, or 24.9%, compared to the same period in 2020. The increase was primarily attributable to growth in mortgage production income as a result of increased loan demand resulting from a historically low interest rate environment along with SBSL loan sales.
•Noninterest expense totaled $21.2 million for the third quarter ended September 30, 2021, compared to $16.3 million for the same period in 2020. The increase in noninterest expense primarily resulted from a $2.7 million increase in salary expense and $1.8 million in acquisition expenses related to the acquisitions of SouthCrest and The Barnes Agency (“Barnes”).
•Tax expense totaled $362,000 for the third quarter ended September 30, 2021, a decrease of $522,000, or 59.0%, compared the same period in 2020. This decrease is primarily due to repricing of deferred taxes, recognition of state tax credits, and the integration of SouthCrest. The effective tax rate for the fourth quarter of 2021 is expected to be approximately 22.0%.

Asset Quality

•Nonperforming assets totaled $13.1 million and $9.5 million at September 30, 2021 and June 30, 2021, respectively.
•OREO and repossessed assets totaled $810,000 at September 30, 2021, an increase of $511,000, or 63% compared to June 30, 2021, primarily related to the acquisition of SouthCrest.
•Net loan charge-offs were $144,000, or 0.05% of average loans for the third quarter of 2021, compared to net recoveries of $178,000 or (0.09)% in the second quarter of 2021.
•The loan loss reserve was $12.9 million, or 0.98% of total loans, at September 30, 2021, compared to $12.9 million, or 1.26% of total loans, at June 30, 2021.

Asset quality remains strong as indicated by the overall improvement in asset quality ratios as of the third quarter 2021 on a year-over-year comparison along with a decrease in nonperforming assets.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 39 locations throughout Georgia. At Colony Bank, we offer a wide range of banking services including personal banking, business banking, mortgage solutions, government guaranteed lending solutions, and more. We have expanded our services to also include consumer insurance products, such as automotive, homeowners, and other insurance needs for our community. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on social media.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the effects of the COVID-19 pandemic and related variants on the Company’s business and financial results and conditions; (vi) statements relating to the timing, benefits, costs, and synergies of the recently completed acquisitions of SouthCrest (the “Merger”) and Barnes; and (vii) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic and related variants on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic and related variants; the Company’s ability to implement its various strategic and growth initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to, COVID-19 and related variants; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic and related variants; the risk that the cost savings and any revenue synergies from the Merger and the acquisition of Barnes may not be realized or take longer than anticipated; the risk of successful integration of SouthCrest’s and Barnes’ businesses into the Company; the reaction of each of the Company’s, SouthCrest’s and Barnes’ customers, suppliers, employees or other business partners to the Merger and the Barnes acquisition; the risk that the integration of SouthCrest’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected; the timing and achievement of expected cost reductions following the Merger; the timing and achievement of the recovery of the reduction of tangible book value resulting from the Merger; the risks associated with the Company’s pursuit of future acquisitions; and general competitive, economic, political and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating net income; adjusted earnings per diluted share; tangible book value per common share; and operating efficiency ratio; are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net income, diluted earnings per share, book value per common share, and efficiency ratio, respectively. Operating net income and operating efficiency ratio both exclude acquisition-related expenses. Adjusted earnings per diluted share includes the adjustments to operating net income. Tangible book value per common share excludes goodwill and other intangibles.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating net income; adjusted earnings per diluted share; tangible book value per common share; and operating efficiency ratio and the reconciliation of these measures to net income, diluted earnings per share, book value per common share, efficiency ratio, are set forth in the table below.

Colony Bankcorp, Inc.
Selected Financial Information

	2021			2020
(dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
EARNINGS SUMMARY
Net interest income	$17,868	$15,069	$14,283	$15,151	$13,848
Provision for loan losses	150	—	500	1,296	1,106
Non-interest income	9,438	7,751	8,576	8,039	7,554
Non-interest expense	21,211	17,465	15,782	15,986	16,313
Income taxes	362	1,358	1,658	1,008	884
Net income	5,583	3,997	4,919	4,900	3,099
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	13,674,198	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average basic shares	12,344,926	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average diluted shares	12,344,926	9,498,783	9,498,783	9,498,783	9,498,783
Earnings per basic share	$0.45	$0.42	$0.52	$0.52	$0.33
Earnings per diluted share	0.45	0.42	0.52	0.52	0.33
Adjusted earnings per diluted share(b)	0.57	0.49	0.53	0.44	0.39
Cash dividends declared per share	0.1025	0.1025	0.1025	0.1000	0.1000
Common book value per share	17.59	15.46	15.11	15.21	14.78
Tangible book value per common share(b)	12.65	13.50	13.14	13.26	12.82

Performance ratios:
Net interest margin (a)	3.48%	3.68%	3.50%	3.58%	3.34%
Return on average assets	1.00	0.91	1.12	1.08	0.70
Return on average total equity	11.49	11.14	13.71	13.73	8.80
Efficiency ratio	77.68	76.53	69.04	68.93	76.22
Operating efficiency ratio (b)	74.91	73.10	68.58	71.49	72.53

Colony Bankcorp, Inc.
Selected Financial Information

	2021			2020
(dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
ASSET QUALITY
Nonperforming loans (NPLs)	$12,246	$9,205	$10,676	$9,128	$9,926
Other real estate owned	807	270	518	1,006	1,875
Repossessed assets	3	29	29	30	11
Total nonperforming assets (NPAs)	13,056	9,504	11,223	10,164	11,812
Classified loans	30,300	30,852	35,182	30,404	21,388
Criticized loans	61,857	64,818	80,288	75,633	72,076
Net loan (recoveries)/charge-offs	144	(178)	(66)	189	375
Allowance for loan losses to total loans	0.98%	1.26%	1.19%	1.14%	1.00%
Allowance for loan losses to total NPLs	105.15	140.15	118.89	132.85	111.02
Allowance for loan losses to total NPAs	98.63	135.73	113.10	119.31	93.29
Net (recoveries)/charge-offs to average loans	0.05	(0.09)	(0.02)	0.07	0.13
NPLs to total loans	0.93	0.90	1.00	0.86	0.90
NPAs to total assets	0.52	0.54	0.62	0.58	0.67
NPAs to total loans and other real estate owned	1.00	0.93	1.06	0.96	1.07

AVERAGE BALANCES
Total assets	$2,272,904	$1,777,559	$1,774,123	$1,797,749	$1,766,717
Loans, net	1,243,066	1,076,784	1,079,007	1,151,872	1,140,486
Deposits	1,975,418	1,547,139	1,475,944	1,456,287	1,417,724
Total stockholders’ equity	197,109	144,761	145,515	141,570	139,721
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2021			2020
(dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Operating net income reconciliation
Net income (GAAP)	$5,583	$3,997	$4,919	$4,900	$3,099
Acquisition-related expenses	1,994	865	176	148	207
Thomaston building write down	—	—	—	—	582
Gain on sale of Thomaston branch	—	—	—	(1,026)	—
Income tax expense (benefit)	(518)	(225)	(46)	184	(166)
Operating net income	$7,059	$4,637	$5,049	$4,206	$3,722
Weighted average diluted shares	12,344,926	9,498,783	9,498,783	9,498,783	9,498,783
Adjusted earnings per diluted share	$0.57	$0.49	$0.53	$0.44	$0.39

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$17.59	$15.46	$15.11	$15.21	$14.78
Effect of goodwill and other intangibles	(4.94)	(1.89)	(1.97)	(1.95)	(1.96)
Tangible book value per common share	$12.65	$13.57	$13.14	$13.26	$12.82

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	77.68%	76.53%	69.04%	68.93%	76.22%
Acquisition-related expenses	(2.77)	(3.44)	(0.46)	(0.64)	(0.97)
Gain on sale of Thomaston branch	—%	—%	—%	3.19%	—%
Thomaston building write down	—%	—%	—%	—%	(2.72)%
Operating efficiency ratio	74.91%	73.10%	68.58%	71.49%	72.53%

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis

	Three Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,243,066	$16,085	5.25%	$1,140,486	$13,809	4.80%
Investment securities, taxable	614,404	2,668	1.76%	339,094	1,644	1.92%
Investment securities, tax-exempt [2]	77,255	362	1.90%	26,916	130	1.92%
Deposits in banks and short term investments	166,064	57	0.14%	151,508	52	0.14%
Total interest-earning assets	2,100,789	19,172	3.70%	1,658,004	15,635	3.74%
Noninterest-earning assets	172,115			108,712
Total assets	$2,272,904			$1,766,716
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$1,169,693	$319	0.11%	$793,831	$324	0.16%
Other time	320,484	380	0.48%	295,559	820	1.10%
Total interest-bearing deposits	1,490,177	699	0.19%	1,089,390	1,144	0.42%
Federal Home Loan Bank advances	42,391	170	1.64%	28,587	159	2.21%
Paycheck Protection Program Liquidity Facility	—	—	—%	134,500	118	0.35%
Other borrowings	37,289	290	3.14%	38,289	273	2.83%
Total other interest-bearing liabilities	79,680	460	2.34%	201,376	550	1.08%
Total interest-bearing liabilities	1,569,857	1,159	0.30%	1,290,766	1,694	0.52%
Noninterest-bearing liabilities:
Demand deposits	$485,241			$328,334
Other liabilities	20,697			7,895
Stockholders' equity	197,109			139,721
Total noninterest-bearing liabilities and stockholders' equity	703,047			475,950
Total liabilities and stockholders' equity	$2,272,904			$1,766,716
Interest rate spread			3.40%			3.22%
Net interest income		$18,013			$13,941
Net interest margin			3.48%			3.34%

1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $73,000 and $66,000 for the quarter ended September 30, 2021 and 2020, respectively, are included in income and fees on loans. Accretion income of $104,000 and $82,000 for the quarter ended September 30, 2021 and 2020 are also included in income and fees on loans.
2Taxable-equivalent adjustments totaling $72,000 and $27,000 for the quarter ended September 30, 2021 and 2020, respectively, are included in tax-exempt interest on investment securities.

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis

	Nine Months Ended September 30,
	2021			2020
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income[3]	$1,133,533	$43,890	5.18%	$1,071,908	$40,923	5.09%
Investment securities, taxable	468,561	6,011	1.72%	336,446	5,390	2.13%
Investment securities, tax-exempt[4]	47,839	677	1.89%	12,319	184	1.99%
Deposits in banks and short term investments	165,280	155	0.13%	132,496	384	0.39%
Total interest-earning assets	1,815,213	50,733	3.74%	1,553,169	46,881	4.02%
Noninterest-earning assets	121,417			107,013
Total assets	$1,936,630			$1,660,182
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$978,181	$630	0.09%	$762,906	$1,667	0.29%
Other time	278,508	1,291	0.62%	313,834	3,099	1.32%
Total interest-bearing deposits	1,256,689	1,921	0.20%	1,076,740	4,766	0.59%
Federal Home Loan Bank advances	29,203	401	1.84%	36,858	626	2.27%
Paycheck Protection Program Liquidity Facility	34,155	93	0.36%	78,081	205	0.35%
Other borrowings	37,536	896	3.19%	38,591	962	3.32%
Total other interest-bearing liabilities	100,894	1,390	1.84%	153,530	1,793	1.56%
Total interest-bearing liabilities	1,357,583	3,311	0.33%	1,230,270	6,559	0.71%
Noninterest-bearing liabilities:
Demand deposits	$411,307			$287,038
Other liabilities	11,412			6,134
Stockholders' equity	162,650			136,740
Total noninterest-bearing liabilities and stockholders' equity	585,369			429,912
Total liabilities and stockholders' equity	$1,942,952			$1,660,182
Interest rate spread			3.41%			3.31%
Net interest income		$47,422			$40,322
Net interest margin			3.49%			3.46%

3The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $206,000 and $190,000 for the nine months ended September 30, 2021 and 2020, respectively, are included in income and fees on loans. Accretion income of $375,000 and $198,000 for the nine months ended September 30, 2021 and 2020 are also included in income and fees on loans.

4Taxable-equivalent adjustments totaling $135,000 and $38,000 for the nine months ended September 30, 2021 and 2020, respectively, are included in tax-exempt interest on investment securities.

Colony Bankcorp, Inc.
Segment Reporting
	2021		2020
(dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Banking Division
Net interest income	$17,181	$14,864	$13,985	$14,752	$13,631
Provision for loan losses	150	—	500	1,296	1,106
Noninterest income	4,340	3,354	3,005	3,952	4,139
Noninterest expenses	16,941	13,366	11,960	11,656	12,415
Income taxes	434	1,241	1,160	973	940
Segment income	$3,996	$3,611	$3,370	$4,779	$3,308

Total segment assets	$2,499,223	$1,710,345	$1,755,667	$1,709,696	$1,666,742

Full time employees	417	294	291	305	312

Mortgage Banking Division
Net interest income	$138	$123	$168	$299	$188
Provision for loan losses	—	—	—	—	—
Noninterest income	3,104	2,997	3,986	3,420	2,612
Noninterest expenses	2,765	2,887	2,793	2,835	2,410
Income taxes	(290)	60	354	188	82
Segment income	$767	$173	$1,007	$696	$308

Total segment assets	$21,184	$25,149	$27,478	$50,266	$50,265

Full time employees	53	53	51	43	41

Small Business Specialty Lending Division
Net interest income	$549	$82	$130	$100	$29
Provision for loan losses	—	—	—	—	—
Noninterest income	1,994	1,400	1,585	667	803
Noninterest expenses	1,505	1,212	1,029	1,495	1,488
Income taxes	218	57	144	(153)	(138)
Segment income	$820	$213	$542	$(575)	$(518)

Total segment assets	$23,291	$20,024	$15,901	$4,012	$42,439

Full time employees	24	24	23	21	15

Total Consolidated
Net interest income	$17,868	$15,069	$14,283	$15,151	$13,848
Provision for loan losses	150	—	500	1,296	1,106
Noninterest income	9,438	7,751	8,576	8,039	7,554
Noninterest expenses	21,211	17,465	15,782	15,986	16,313
Income taxes	362	1,358	1,658	1,008	884
Segment income	$5,583	$3,997	$4,919	4,900	$3,099

Total segment assets	$2,543,698	$1,755,518	$1,799,046	$1,763,974	$1,759,446

Full time employees	494	371	365	369	368

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	September 30, 2021	December 31, 2020
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$24,170	$17,218
Interest-bearing deposits in banks and federal funds sold	152,827	166,288
Cash and cash equivalents	176,997	183,506
Investment securities available for sale, at fair value	830,418	380,814
Other investments, at cost	4,184	3,296
Loans held for sale	26,697	52,386
Loans, net of unearned income	1,309,860	1,059,503
Allowance for loan losses	(12,877)	(12,127)
Loans, net	1,296,983	1,047,376
Premises and equipment	41,762	32,057
Other real estate	807	1,006
Goodwill and other intangible assets	60,959	18,558
Bank owned life insurance	54,822	31,547
Other assets	18,952	13,428
Total assets	$2,512,581	$1,763,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$539,251	$326,999
Interest-bearing	1,655,871	1,118,028
Total deposits	2,195,122	1,445,027
Federal Home Loan Bank advances	51,601	22,500
Paycheck Protection Program Liquidity Facility	—	106,789
Other borrowed money	37,042	37,792
Accrued expenses and other liabilities	11,686	7,378
Total liabilities	$2,295,451	$1,619,486

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 13,674,198 and 9,498,783 issued and outstanding, respectively	$13,674	$9,499
Paid in capital	110,722	43,215
Retained earnings	96,145	84,993
Accumulated other comprehensive income, net of tax	(3,411)	6,781
Total stockholders’ equity	217,130	144,488
Total liabilities and stockholders’ equity	$2,512,581	$1,763,974

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$16,013	13,743	$43,684	40,733
Investment securities	2,954	1,747	6,546	5,536
Deposits in banks and short term investments	58	52	154	384
Total interest income	19,025	15,542	50,384	46,653

Interest expense:
Deposits	698	1,144	1,921	4,766
Federal Home Loan Bank advances	170	159	401	626
Paycheck Protection Program Liquidity Facility	—	118	93	205
Other borrowings	289	273	802	962
Total interest expense	1,157	1,694	3,217	6,559
Net interest income	17,868	13,848	47,167	40,094
Provision for loan losses	150	1,106	650	5,262
Net interest income after provision for loan losses	17,718	12,742	46,517	34,832

Noninterest income:
Service charges on deposits	1,792	1,316	4,278	3,906
Mortgage fee income	3,107	2,616	10,107	5,706
Gain on sale of SBA loans	1,813	748	4,548	1,004
(Loss)/Gain on sale of securities	—	716	137	1,009
Interchange fees	1,745	1,342	4,941	3,624
BOLI Income	280	237	710	548
Other	701	579	754	1,032
Total noninterest income	9,438	7,554	25,475	16,829

Noninterest expense:
Salaries and employee benefits	11,826	9,103	31,907	24,331
Occupancy and equipment	1,599	1,338	4,169	3,972
Acquisition related	1,994	207	3,031	714
Information technology expenses	2,045	1,440	5,493	4,135
Professional fees	804	481	1,975	1,343
Advertising and public relations	674	459	1,817	1,478
Communications	310	212	837	631
Writedown of building	—	582	—	582
FHLB prepayment penalty	—	925	—	925
Other	1,959	1,566	4,884	4,827
Total noninterest expense	21,211	16,313	54,113	42,938
Income before income taxes	5,945	3,983	17,879	8,723
Income taxes	362	884	3,379	1,807
Net income	$5,583	$3,099	$14,500	$6,916
Earnings per common share:
Basic	$0.45	$0.33	$1.39	$0.73
Diluted	0.45	0.33	1.39	0.73
Dividends declared per share	0.1025	0.1000	0.3075	0.3000
Weighted average common shares outstanding:
Basic	12,344,926	9,498,783	10,447,496	9,498,783
Diluted	12,344,926	9,498,783	10,447,496	9,498,783

Colony Bankcorp, Inc.
Quarterly Comparison
	2021			2020
(dollars in thousands, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Assets	$2,512,581	$1,755,518	$1,799,047	$1,763,974	$1,759,446
Loans, net	1,296,983	1,009,747	1,050,082	1,047,376	1,090,586
Deposits	2,195,122	1,542,214	1,525,884	1,445,027	1,416,401
Total equity	217,130	146,894	143,487	144,488	140,346
Net income	5,583	3,997	4,919	4,900	3,099
Earnings per basic share	$0.45	$0.42	$0.52	$0.52	$0.33

Key Performance Ratios:
Return on average assets	1.00%	0.91%	1.12%	1.08%	0.70%
Return on average total equity	11.49%	11.14%	13.71%	13.73%	8.80%
Total equity to total assets	8.64%	8.37%	7.98%	8.19%	7.98%
Tangible equity to tangible assets	6.37%	7.38%	7.01%	7.21%	7.00%
Net interest margin	3.48%	3.68%	3.50%	3.58%	3.34%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2021			2020
(dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Core	$931,793	$905,850	$888,800	$873,426	$871,416
PPP	16,999	58,769	102,633	101,147	133,756
Purchased	361,068	57,999	71,342	84,930	96,434
Total	$1,309,860	$1,022,618	$1,062,775	$1,059,503	$1,101,606

Colony Bankcorp, Inc.
Quarterly Loans by Location Comparison
	2021			2020
(dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Atlanta	$278,473	$436	$492	$562	$7,025
Augusta	28,064	30,521	23,982	20,432	22,931
Middle Georgia	100,804	73,458	73,543	68,838	60,275
Northwest Georgia	24,334	2,703	1,698	—	—
Coastal Georgia	233,648	236,985	235,094	230,184	224,604
South Central Georgia	352,057	361,821	371,227	372,947	391,702
Southwest Georgia	99,385	95,870	97,575	104,132	101,247
West Georgia	160,663	148,271	148,457	154,819	152,159
Small Business Specialty Lending	8,850	14,923	7,906	4,537	9,281
Paycheck Protection Program	16,999	55,425	102,633	101,147	133,756
Purchase Accounting	(1,025)	(565)	(668)	(876)	(1,262)
Other	7,608	2,770	836	2,781	5,948
Total	$1,309,860	$1,022,618	$1,062,775	$1,059,503	$1,107,666

Colony Bankcorp, Inc.
Quarterly PPP Fees Comparison
	2021			2020
(dollars in thousands)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
PPP loan fee income	$1,556	$1,581	$1,212	$1,324	$508
Unearned income on PPP loans	1,019	2,573	3,077	2,072	3,396